Exhibit 12.1
NEENAH ENTERPRISES, INC.
NEENAH FOUNDRY COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
(in Thousands)

	Reorganized					Predecessor
	For the Years Ended September 30,
	2007		2006	2005	2004	2003
Earnings to fixed charges calculation (1)

Income (loss) from continuing operations before income taxes	$(22,747)		$25,006	$18,504	$7,495	$(31,411)
Fixed charges	32,695		34,384	34,392	34,392	48,407

	$9,948		$59,390	$52,896	$41,887	$16,996

Fixed charges:

Interest expense	$31,700		$33,410	$33,419	$33,392	$47,445
Interest portion of rent expense	995		974	973	1,000	962

	$32,695		$34,384	$34,392	$34,392	$48,407

Ratio of earning to fixed charges	N/A	(2)	1.73	1.54	1.22	N/A	(2)

(1)	For purposes of the computation, the ratio of earnings to fixed charges has been calculated by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges. Fixed charges are equal to interest expense plus the portion of the rent expense estimated to represent interest.

(2)	Earnings were insufficient to cover fixed charges for the years ended September 30, 2007 and 2003 by $22.7 million and $31.4 million, respectively.

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